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Exhibit 5

September 23, 2002

The Board of Directors of VitalStream Holdings, Inc.
One Jenner, Suite 100
Irvine, California 92618

        Re: Registration Statement on Form S-2

Gentlemen:

        We have been asked to render certain opinions in connection with the Registration Statement on Form S-2, Registration No. 333-96887 (the "Registration Statement") filed by VitalStream Holdings, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"). In connection with the opinions hereinafter expressed, we have examined the originals or certified, conformed or reproduction copies of all such records, consents, resolutions, agreements, instruments and documents as we have deemed necessary as the basis for such opinion. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereinafter expressed, we have relied upon certificates of public officials and statements or certificates of officers or representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that:

  A.        The (i) 1,000,000 shares of common stock of the Company ("Common Stock") subject to the Registration Statement and issuable upon exercise of the warrants to purchase Common Stock granted to Joe Kowal as of April 23, 2002, (ii) 212,500 shares of Common Stock subject to the Registration Statement and issuable upon the exercise of warrants to purchase Common Stock granted to Brookstreet Securities Corporation as of April 23, 2002, and (iii) 637,500 shares of Common Stock subject to the Registration Statement and issuable upon the exercise of warrants to purchase Common Stock granted to Gary Madrid as of April 23, 2002, when issued in accordance with the terms and conditions of the respective warrants, will be legally issued, fully paid and nonassessable.

  B.        The (i) 306,250 shares of shares of Common Stock subject to the Registration Statement and issued to Joe Kowal, (ii) 1,472,651 shares of Common Stock subject to the Registration Statement and issued to Acorn Investment Trust and (iii) the 641,587 shares of Common Stock subject to the Registration Statement and issued to WestCoast & Co., Inc. have been legally issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons who consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission.

Very truly yours, /s/ STOEL RIVES LLP Stoel Rives LLP

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  Exhibit 5
September 23, 2002